EXHIBIT 10.1
SUBSCRIPTION AGREEMENT
BY AND BETWEEN
DREAM FINDERS HOMES, INC.
AND
THE PURCHASERS PARTY HERETO
Dated as of September 14, 2026

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EXHIBITS
Exhibit A Definitions	A-1
Exhibit B Form of Certificate of Designations	B-1
Exhibit C Form of Registration Rights Agreement	C-1
Exhibit D Disclosure Schedule	D-1
Exhibit E Purchasers Closing Information	E-1
Exhibit F Purchasers Second Closing Information	F-1
Exhibit G Form of Investor Rights Agreement	G-1
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SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT, dated as of September 14, 2026 (this “Agreement”), is by and between Dream Finders Homes, Inc., a Texas corporation (the “Company”), and each of the purchasers set forth on the signature pages hereto (each, a “Purchaser,” and together, the “Purchasers”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.
Each Purchaser desires to purchase from the Company, and the Company desires to issue and sell to each Purchaser, at one or more closings, a number of shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”), on the terms and subject to the conditions hereinafter set forth.
In consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES AND ADDITIONAL SHARES
Section 1.1Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined below), each Purchaser, severally and not jointly, shall purchase, and the Company shall issue and sell to each Purchaser, the number of shares of Series B Convertible Preferred Stock set forth opposite such Purchaser’s name on Exhibit E (the “Purchased Shares”), free and clear of any liens (other than liens incurred by such Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement or the Certificate of Designations) for an aggregate purchase price of $225,000,000, subject to Section 1.4 (the “Closing Purchase Price”), reflecting a price per share equal to the Preferred Stock Issue Price, payable by the Purchasers as set forth on Exhibit E. The Series B Convertible Preferred Stock shall have the rights, powers, preferences, and privileges set forth in the Certificate of Designations (the “Certificate of Designations”) in the form attached hereto as Exhibit B.
Section 1.2Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of final documents and signature pages, on September 14, 2026 or such other time and place as the Company and each Purchaser may agree. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, upon receipt by the Company of payment of the applicable portion of the Closing Purchase Price to be paid at the Closing therefor by or on behalf of each Purchaser, as set forth on Exhibit E, to the Company by wire transfer of immediately available funds to an account designated in writing by the Company and provided to the Purchasers at least two Business Days prior to the Closing Date, the Company will deliver to each Purchaser evidence reasonably satisfactory to such Purchaser of the issuance of the number of Purchased Shares set forth opposite such Purchaser’s name on Exhibit E in the name of such Purchaser, or in such nominee(s) name as directed by the Purchaser, by book-entry on the books and records of the Company. At the Closing, each Purchaser shall deliver to the Company a duly executed, valid, accurate, and properly completed Internal Revenue Service Form W-9 certifying that each Purchaser is a U.S. person and that such Purchaser is not subject to backup withholding.

Section 1.3Additional Preferred Stock; Second Closing.
(a)On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in connection with, and subject to the consummation of, the Merger Transaction, at the Second Closing (as defined below), each Purchaser, severally and not jointly, shall purchase, and the Company shall issue and sell to each Purchaser, the number of additional shares of Series B Convertible Preferred Stock set forth opposite such Purchaser’s name on Exhibit F (the “Additional Shares”), free and clear of any liens (other than liens incurred by such Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement or the Certificate of Designations) for an aggregate purchase price of $450,000,000, subject to Section 1.4 (the “Second Closing Purchase Price” and together with the Closing Purchase Price, the “Purchase Price”), reflecting a price per share equal to the Preferred Stock Issue Price, payable by the Purchasers as set forth on Exhibit F.
(b)On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Additional Shares (the “Second Closing”) shall take place remotely via the exchange of final documents and signature pages, on or before the third Business Day following the date that the Company provides notice to the Purchasers that all of the conditions to the consummation by the Company of the Merger Transaction have been satisfied or waived (other than conditions that by their nature are to be satisfied at closing) or such other time and place as the Company and each Purchaser may agree. The date on which the Second Closing is to occur is herein referred to as the “Second Closing Date.” At the Second Closing, upon receipt by the Company of payment of the applicable portion of the Second Closing Purchase Price to be paid at the Second Closing therefor by or on behalf of each Purchaser, as set forth on Exhibit F, to the Company by wire transfer of immediately available funds to an account designated in writing by the Company and provided to the Purchasers at least two Business Days prior to the Second Closing Date, the Company will deliver to each Purchaser evidence reasonably satisfactory to such Purchaser of the issuance of the number of Additional Shares set forth opposite such Purchaser’s name on Exhibit F in the name of such Purchaser, or in such nominee(s) name as directed by the Purchaser, by book-entry on the books and records of the Company. At the Second Closing, each Purchaser shall deliver to the Company a duly executed, valid, accurate, and properly completed Internal Revenue Service Form W-9 certifying that each Purchaser is a U.S. person and that such Purchaser is not subject to backup withholding.
Section 1.4Original Issue Discount. At the Closing and, if applicable, the Second Closing, such Purchaser shall receive an original issue discount equal to 2.50% of the aggregate applicable Purchase Price for the Purchased Shares and the Additional Shares, as applicable, which amount shall be netted from the amount funded by each Purchaser to the Company on the Closing Date and the Second Closing Date, as applicable.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to each Purchaser that, except (a) as set forth in the SEC Documents filed by the Company with the SEC on or after January 1, 2026 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit D (the “Disclosure Schedule”) (all such exceptions disclosed in the Disclosure Schedule being numbered to correspond to the applicable Section of this ARTICLE II; provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section 2.1Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership, or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership, or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership, or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.2Authorization, Etc. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement, each Investor Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designations with the Secretary of State of the State of Texas and for the due authorization, issuance, sale and delivery of the Purchased Shares and the Additional Shares and the reservation, issuance and delivery of the Conversion Shares. The authorization, execution, delivery and performance by the Company of this Agreement, each Investor Rights Agreement, the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designations and the issuance of the Purchased Shares, the Additional Shares and the Conversion Shares do not and will not: (a) violate or result in the breach of any provision of the Certificate of Formation or Bylaws of the Company; or (b) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any material mortgage, credit agreement or contract to which the Company or any of its Subsidiaries is a party; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal, or local law, rule or regulation; or (iii) result in the creation of any lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation, or forfeiture of any franchise, permit, or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws. This Agreement has been, and each Investor Rights Agreement and the Registration Rights Agreement at the Closing will be, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement, each Investor Rights Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 21.606 of the TBOC will not apply with respect to or as a result of the issuance of the Purchased Shares, the Additional Shares or the Conversion Shares to the Purchasers or the Transfer thereof, without any further action on the part of the shareholders or the Board of Directors.
Section 2.3Government Approvals. No consent, approval, or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery, and performance by the Company of this Agreement, each Investor Rights Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares, the Additional Shares or the Conversion Shares, except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Texas; (b) those which have already been made or granted; (c) the filing of a Form D and Current Report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; or (e) a Supplemental Listing Application with the New York Stock Exchange.

Section 2.4Authorized and Outstanding Stock.
(a)The authorized capital stock of the Company consists of 355,000,000 shares consisting of: (i) 350,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of which 289,000,000 shares are designated “Class A Common Stock” (“Class A Common Stock”) and of which 61,000,000 shares are designated “Class B Common Stock” (“Class B Common Stock”); and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 150,000 are designated as Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”).
(b)As of August 19, 2026, (i) 32,808,965 shares of Class A Common Stock were issued and outstanding; (ii) 57,726,153 shares of Class B Common Stock were issued and outstanding; (iii) 150,000 shares of Series A Convertible Preferred Stock were issued and outstanding; and (iv) 4,098,277 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding stock options or the vesting of unvested stock awards, and restricted stock units issued pursuant to the Stock Plans.
(c)All of the issued and outstanding shares of Common Stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares and, if applicable, the Additional Shares will be, duly authorized and validly issued and fully paid and non-assessable. The shares of Class A Common Stock issuable upon conversion of the Purchased Shares have been reserved for issuance, and, if applicable, the shares of Class A Common Stock issuable upon conversion of the Additional Shares will be reserved for issuance, and, when issued upon conversion thereof in accordance with the terms of the Certificate of Designations in accordance with their terms will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, except for any restrictions on transfer imposed by applicable state and federal securities laws, this Agreement and the Certificate of Designations. When issued in accordance with the terms hereof, the Purchased Shares, the Additional Shares and the Conversion Shares will be free and clear of all liens (other than liens incurred by any Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, the Certificate of Designations or the Investor Rights Agreement).
(d)Except as otherwise expressly described in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. Except as otherwise expressly described in this Agreement, no person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company.

Section 2.5Subsidiaries. The Company’s Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.
Section 2.6Private Placement; General Solicitation. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares, the Additional Shares and the Conversion Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor, to the knowledge of the Company, any Person acting on behalf of the Company has offered or sold any of the Purchased Shares, the Additional Shares and the Conversion Shares by any form of general solicitation or general advertising. The Company has offered the Purchased Shares, the Additional Shares and the Conversion Shares for sale only to Purchasers pursuant to this Agreement and the Certificate of Designations, as applicable.
Section 2.7SEC Documents; Financial Information. The Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits, and schedules thereto) and (b) all other reports, statements and other documents (including all amendments, exhibits, and schedules thereto), in each case, required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act, except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder and the rules and regulations of the New York Stock Exchange applicable to such SEC Documents, and as of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Company’s knowledge, no SEC Document is the subject of ongoing SEC review or outstanding SEC investigation. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto). The Company satisfies the “eligibility requirements for use of Form S-3” set forth in General Instruction I to Form S-3 promulgated by the SEC. The Company and its Subsidiaries do not have any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent, or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; or (ii) that were incurred in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.8Absence of Certain Changes. Except as set forth in the SEC Documents, since the date of the Company’s most recent audited financial statements contained in the SEC Documents, there has been no Material Adverse Effect. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.
Section 2.9Internal Accounting; Disclosure Controls and Procedures. The Company maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.
Section 2.10Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling, or decision of any court, commission, board, or other government agency that is applicable to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.11Compliance with Laws; Permits
The Company and its Subsidiaries are in compliance with all applicable laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.12Taxes. The Company and each of its Subsidiaries has filed all material Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has timely paid all Taxes required to be paid by it and its Subsidiaries.

Section 2.13Employee Matters.
(a)Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)the Company and its Subsidiaries are, and have been for the past three years, in compliance with all applicable laws relating to labor and employment matters, including without limitation, laws relating to fair employment practices; terms and conditions of employment; hiring, promotion, assignment, and termination of employees; restrictive covenants; equal opportunity; harassment, discrimination, and retaliation; the classification of independent contractors; workplace safety, working conditions, and occupational health and safety; labor relations; wages and hours; the FLSA; classification of employees for purposes of federal, state, and local law; meal periods and break times; payment of minimum wage and overtime; vacation; leaves of absence; family and medical leave; workers’ compensation; the WARN Act; background and credit checks; drug testing; data privacy and data protection; automated employment decision tools and other artificial intelligence technology used in the employment context; insurance; and pay equity; and
(ii)the Company and its Subsidiaries are in compliance with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA.
(b)Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, works council agreement, contract, or other agreement with a labor union, trade union, works council, or other labor organization. In the past three years, the Company and its Subsidiaries have not been, and are not, subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union, trade union, works council, or other labor organization. In the past three years there has not been, nor to the Company’s knowledge has there been any threat of, any material labor strike, dispute, walkout, work stoppage, slow-down, or lockout involving the Company or any of its Subsidiaries.
(c)To the Company’s knowledge (i) no employee of the Company or any of its Subsidiaries has in the past three years been, or is being, investigated in connection with any misconduct, nor been subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or any of its Subsidiaries; and (ii) no employee of the Company or any of its Subsidiaries has in the past three years engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of the Company or any of its Subsidiaries, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), or discrimination.
(d)No material employee layoff, material facility closure, or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or independent contractors of the Company or its Subsidiaries has occurred prior to the date hereof, or, as of the date hereof, is contemplated, planned, or announced.

Section 2.14Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received within the past five years any written notice from any governmental authority of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.15Registration Rights. Except as provided in this Agreement, the Registration Rights Agreement, the registration rights agreement entered into with holders of the Series A Convertible Preferred Stock and the registration rights agreement dated as of January 25, 2021 attached as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.
Section 2.16Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares and the Additional Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
Section 2.17NYSE. The Company’s Class A Common Stock is listed on the New York Stock Exchange, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Class A Common Stock being delisted from the New York Stock Exchange. The Company is in compliance with applicable continued listing requirements of the New York Stock Exchange.
Section 2.18No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries.
Section 2.19Illegal Payments; FCPA Violations. During the past three years, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any person, entity, or United States or foreign national, state or local Government Officials, employees or agents or candidates therefor or other persons, except as permitted under the U.S. Foreign Corrupt Practices Act or other applicable law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery law (collectively, “Anti-Bribery Laws”). The Company and its Subsidiaries have implemented and maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems, and billing systems) and written policies and procedures to ensure compliance with Anti-Bribery Laws, including applicable laws regarding illegal payments and to ensure that all books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

Section 2.20Economic Sanctions.
(a)The Company and its Subsidiaries are not, and have not been since each of their respective dates of organization or incorporation (as applicable), in contravention of any sanction, and has not engaged in any conduct sanctionable, under economic sanctions laws including, without limitation, applicable laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.
(b)No member, manager, director, officer, employee or agent of any of the Company and its Subsidiaries are, or acting for, or on behalf or at the direction of persons that are, (1) the subject or the target of any trade, economic or financial sanctions laws administered or enforced by the United States, United Kingdom, European Union or its member states, or United Nations Security Council (“Sanctions”); (2) identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”) or Consolidated Sanctions List, (ii) the Bureau of Industry and Security of the DOC “Denied Persons List,” “Entity List” or “Unverified List,” (iii) the Office of Defense Trade Controls of the DOS “list of Debarred Parties,” (iv) the Financial Sanctions Unit of the Bank of England “Consolidated List,” (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities,” (vi) the Australian Department of Foreign Affairs and Trade “Charter of the United Nations (Anti-terrorism – Persons and Entities) List,” (vii) the United Nations Security Council Counter-Terrorism Committee “Consolidated List,” or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001; (3) located, organized, or resident in a country or territory that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, the Crimea Region of Ukraine, the so called Donetsk People's Republic, the so called Luhansk People's Republic, non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea, each, a “Sanctioned Jurisdiction”); or (4) owned or controlled by Person(s) described in any of clause(s) (1)-(3) (collectively, “Sanctioned Persons”). Neither the Company nor any of its Subsidiaries is or has been involved in, directly or to the knowledge of the Company indirectly, any business arrangements, transactions or other dealings with or involving any Sanctioned Jurisdictions or Sanctioned Persons, in each case, or otherwise is or has been in violation of Sanctions. The Company and its Subsidiaries have implemented and maintain systems of internal controls and written policies and procedures to ensure compliance with Sanctions.
Section 2.21Assets. The Company and its Subsidiaries have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to all Real Property and personal property and other assets reflected in the Financial Statements or acquired after December 31, 2025, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since December 31, 2025, that are material to the business of the Company and its Subsidiaries taken as a whole except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The use and operation of the Real Property in the conduct of the Company and its Subsidiaries’ business do not violate in any material respect any law, covenant, condition, restriction, easement, license, permit, or agreement.

Section 2.22Intellectual Property. The Company and its Subsidiaries (i) own or possess sufficient legal rights to all intellectual property used in their respective businesses as currently conducted; (ii) have not infringed or violated any intellectual property rights of any third party, and there are no claims or actions pending or, to the knowledge of the Company, threatened alleging any of the foregoing; (iii) have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees and other personnel; and (iv) have taken reasonable measures to protect the confidentiality of all trade secrets and other confidential and proprietary information used in their respective businesses, except in each case with respect to the events or conditions set forth in (i) through (iv) hereof, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.23Privacy Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)The Company and its Subsidiaries comply, and at all times have complied, in all respects with all (i) applicable Privacy Laws; (ii) policies regarding privacy and data security; (iii) contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information; and (iv) rules of the payment card brands, including the Payment Card Industry Data Security Standard (all of the foregoing, collectively, the “Privacy Requirements”).
(b)Neither the Company nor any of its Subsidiaries has received any written claim or complaint regarding their use or disclosure of any data (including, without limitation, Personal Information) and/or failure to comply with any Privacy Requirements, and no investigation, inspection, audit or other proceeding of any nature involving allegations of any violation of Privacy Requirements is pending, or, to the knowledge of the Company, threatened or contemplated by any Governmental Entity or other third-party against the Company or any of its Subsidiaries.
(c)The Company and its Subsidiaries have implemented all applicable organizational, physical, administrative and technical measures required by Privacy Requirements to protect the integrity, security and operations of their computer systems, transactions executed thereby, and data owned by the Company and its Subsidiaries, including protecting against loss and against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse.
(d)There have not been any actual or alleged incidents of, or claims or actions related to, data security breaches or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or other data owned, held, controlled, licensed and/or otherwise processed by the Company and its Subsidiaries, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims.
(e)The Company and its Subsidiaries require all third parties to which they provide Personal Information and/or access thereto to maintain the privacy and security of such Personal Information, including where required by applicable law by contractually obligating such third parties to protect such Personal Information from unauthorized access by and/or disclosure to any unauthorized third parties.
Section 2.24Independent Accountants. The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (ii) to the knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act.

Section 2.25Compliance with the Sarbanes-Oxley Act. The Company and its Subsidiaries are in compliance in all material respects with all provisions of the Sarbanes-Oxley Act and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.
Section 2.26Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)The Company and its Subsidiaries have in full force and effect insurance policies (such insurance policies of the Company and its Subsidiaries, the “Insurance Policies”) with such coverages as required by applicable Law or contracts to which any of the Company and its Subsidiaries is a party.
(b)There have been no claims which have been made by any of the Company and its Subsidiaries under the Insurance Policies during the past five years.
(c)There are currently no claims under any Insurance Policies, and all premiums due and payable with respect to the Insurance Policies have been paid to date.
(d)The insurance policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any of the Company and its Subsidiaries.
(e)To the knowledge of the Company, there is no threatened termination of any such Insurance Policies.
Section 2.27Cybersecurity. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there has been no security breach or other compromise of or relating to the Company IT Systems; (ii) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any such security breach or other compromise of the Company IT Systems; (iii) the Company and its Subsidiaries have implemented policies and procedures with respect to the Company IT Systems that are adequate for, and operate and perform in all material respects as required in connection with, the operation of the respective businesses of the Company and its Subsidiaries as currently conducted by them, or as required by applicable regulatory standards; and (iv) the Company and its Subsidiaries are presently in material compliance with all applicable Laws or statutes, judgments, orders, rules and regulations of any court or arbitrator or Governmental Entity and contractual obligations relating to the privacy and security of the Company IT Systems and to the protection of the Company IT Systems from unauthorized use, access, misappropriation, or modification.
Section 2.28Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are, and have been conducted at all times, in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001, the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 2.29Solvency. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing and (if applicable) the Second Closing, will not be Insolvent (as defined below). For purposes hereof, “Insolvent” means, with respect to any person, (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
Section 2.30Federal Reserve Margin Regulations. Neither the Company nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”)), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the sale of the Purchased Shares or the Additional Shares will be used, directly or indirectly, to purchase or carry any margin stock, to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose that would constitute such transaction a “purpose credit” within the meaning of Regulation U or Regulation X of the Federal Reserve Board, in each case, in violation of Regulation U or Regulation X of the Federal Reserve Board.
Section 2.31Use of Proceeds. The Company will use the proceeds from the sale of the Purchased Shares and the Additional Shares as described in Section 4.3. No part of such proceeds will be used, directly or indirectly, (a) in violation of any applicable requirements of the Federal Reserve Board’s margin regulations, (b) for the purpose of funding any activities or business of, with or involving any Sanctioned Person or Sanctioned Jurisdiction, or (c) in any manner that would result in a violation of any Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanctions by any Person (including any Person participating in the transactions contemplated hereby).
Section 2.32Ranking of the Series B Convertible Preferred Stock. Except as set forth in Schedule 2.32 to the Disclosure Schedule, the Series B Convertible Preferred Stock, when issued, will rank senior in right of payment of dividends and in right of payment upon the liquidation, dissolution, or winding up of the Company, in each case, to all other classes or series of equity securities of the Company.

Section 2.33Compliance with ERISA.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with applicable law; (ii) there are no pending or, to the Company’s knowledge, threatened actions, audits, investigations, claims or lawsuits against or relating to any Employee Benefit Plan or any trust or fiduciary thereof (other than routine benefits claims) and, to the Company’s knowledge, no fact or event exists that would reasonably be expected to give rise to any such action, audit, investigation, claim or lawsuit; (iii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); (iv) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made by the Company or any of its Affiliates under or with respect to any Employee Benefit Plan or by applicable law have been timely made or properly accrued in accordance with the provisions of each Employee Benefit Plan and applicable law; and (v) there is no agreement, plan, arrangement or other contract by which the Company or any of its Affiliates is bound to gross-up, reimburse or compensate any Person for excise taxes paid pursuant to Section 409A of the Code or 4999 of the Code.
(b)Neither the Company nor its ERISA Affiliates currently sponsors, contributes to (or has an obligation to contribute to), maintains, or has any liability with respect to and within the past six (6) years has not sponsored, contributed (or been obligated to contribute to), or maintained or had liability with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a benefit or compensation plan, program, agreement or arrangement that provides retiree health, disability or life insurance benefits, except for health continuation coverage as specifically required by the continuation requirements of Part 6 of Title I of ERISA, Section 4980B of the Code and any similar applicable state law, for which the covered individual pays the full cost of coverage.
Section 2.34No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchasers, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchasers or any of their Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of any Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its respective Affiliates for actual and intentional fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Each Purchaser, severally and not jointly with any other Purchaser, represents and warrants to the Company that:
Section 3.1Organization and Power. Such Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite entity power and authority to own its properties and to carry on its business as presently conducted.
Section 3.2Authorization, Etc. Such Purchaser has all necessary entity power and authority and has taken all necessary entity action required for the due authorization, execution, delivery and performance by such Purchaser of this Agreement, its applicable Investor Rights Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby. The authorization, execution, delivery, and performance by such Purchaser of this Agreement, such Investor Rights Agreement and the Registration Rights Agreement, and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the organizational documents of such Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement, such Investor Rights Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to such Purchaser or any material contract to which such Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal, or local law, rule or regulation. This Agreement has been, and such Investor Rights Agreement and the Registration Rights Agreement at the Closing will be, duly executed and delivered by such Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement, such Investor Rights Agreement and the Registration Rights Agreement will each be a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 3.3Government Approvals. No consent, approval, license, or authorization of, or filing with, any court or governmental authority is or will be required on the part of such Purchaser in connection with the execution, delivery, and performance by such Purchaser of this Agreement, its applicable Investor Rights Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) filings under applicable securities laws or the rules and regulations of any stock exchange; or (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

Section 3.4Investment Representations.
(a)Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(b)Such Purchaser has been advised by the Company that the Purchased Shares and the Additional Shares have not been and will not be registered under the Securities Act, that the Purchased Shares and the Additional Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Registration Rights Agreement. Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.
(c)Such Purchaser is purchasing the Purchased Shares and, if applicable, the Additional Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.
(d)By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.
(e)The Company has provided to such Purchaser all documents and information that such Purchaser has requested relating to an investment in the Company. Such Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares and the Additional Shares. Such Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with such Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and such Purchaser has determined that the acquisition of the Purchased Shares and the Additional Shares is a suitable investment for such Purchaser. Such Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares and the Additional Shares. In evaluating the suitability of an investment in the Company, such Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in ARTICLE II).
Section 3.5No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or such Purchaser for any commission, fee or other compensation as a finder or broker because of any act by such Purchaser.
Section 3.6No Additional Representations. Such Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in ARTICLE II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and such Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties.

ARTICLE IV

COVENANTS OF THE PARTIES
Section 4.1Restrictive Legends.
(a)Each book-entry representing the Restricted Securities (unless otherwise permitted by the provisions of Section 4.1(c)) shall be legended with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):
“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”
(b)Each Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 4.1.
(c)Prior to any proposed voluntary Transfer by a Purchaser of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, such Purchaser shall give written notice to the Company of such Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by evidence reasonably satisfactory to counsel to the Company, whereupon such Purchaser shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Company. Notwithstanding the foregoing, in the event any Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act or (B) in any transaction in which such Purchaser distributes Restricted Securities for no consideration (i) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of a Purchaser, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such Purchaser or Affiliates of such Purchaser (including, for the avoidance of doubt, if a Purchaser is a partnership, to any general partner or a successor partnership or fund, or any other funds managed by such partnership) or (ii) as part of a distribution to members, limited or general partners, shareholders or other equity holder of a Purchaser. Each book-entry evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Section 4.1(a) above, except that such certificate shall not bear the restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. In connection with the sale of Restricted Securities by any Purchaser and upon receipt of the appropriate evidence required by this Section 4.1(c), or if Rule 144 under the Securities Act is then available without limitations or public information requirements, the Company shall remove the restrictive legend from such Purchaser’s book-entry evidencing the applicable Restricted Securities.

Section 4.2Transfer Restrictions.
(a) No Purchaser shall Transfer any Series B Convertible Preferred Stock, or any Class A Common Stock issued upon conversion thereof, until the earlier of (x) the 18-month anniversary of the Closing Date (the “Lock-Up Period”) or (y) the announcement of a Fundamental Change, in each case, without the prior written consent of the Company, with such consent not to be unreasonably withheld or delayed.
(b)No Purchaser shall engage in any direct or indirect hedging or derivative transactions with the same economic effect as a short sale of, or the purpose of which is to offset the loss which results from a decline in the market price of, any Series B Convertible Preferred Stock (or any Class A Common Stock issued upon conversion thereof), or otherwise establish or increase, directly or indirectly, a put equivalent position, or direct or indirect short sales of shares of the Series B Convertible Preferred Stock (or any Class A Common Stock issued upon conversion thereof) until the earlier of (x) the expiration of the Lock-Up Period or (y) the announcement or other notice of a Fundamental Change.
(c)For so long as a Purchaser continues to hold any Series B Convertible Preferred Stock, or shares of Class A Common Stock issued upon conversion of the Series B Convertible Preferred Stock, no Purchaser shall knowingly, after reasonable inquiry, Transfer any Series B Convertible Preferred Stock or shares of Class A Common Stock to any Person (or any Affiliate thereof) who is a competitor of the Company or who is otherwise on a list of disqualified holders provided by the Company (such Persons, “Disqualified Holders”); provided that the foregoing will not restrict a Purchaser from Transferring its Series B Convertible Preferred Stock or shares of Class A Common Stock to any such Person in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board of Directors; provided, further, that these restrictions shall not apply to any Transfer undertaken in any broadly marketed underwritten offering (including an underwritten block trade) or in broker transactions effected pursuant to Rule 144 under the Securities Act, so long as such Purchaser takes commercially reasonable efforts (including by directing or instructing any underwriter or broker in connection with such offering or transaction) to not sell, dispose of or otherwise Transfer such Series B Convertible Preferred Stock or Class A Common Stock to Disqualified Holders without the Company’s prior written consent.
(d)Any Person who acquires Series B Convertible Preferred Stock from a Purchaser in a private transaction shall be required to agree in writing to the transfer restrictions set forth in this Section 4.2 as a condition to such Transfer.

Notwithstanding the foregoing, clauses (a)-(d) of this Section 4.2, shall not apply to the following types of Transfers (i) the conversion of one or more shares of Series B Convertible Preferred Stock into shares of Class A Common Stock pursuant to the Certificate of Designations; (ii) the redemption or other acquisition of Class A Common Stock or Series B Convertible Preferred Stock by the Company; (iii) the transfer (other than any transfer by a Purchaser or its Affiliates) of any limited partnership interests or other equity interests in such Purchaser (or any direct or indirect parent entity of such Purchaser) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such Transfer shall be subject to clauses (a)-(d) of this Section 4.2; (iv) the transfer or other disposition (A) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of a Purchaser, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such Purchaser or Affiliates of such Purchaser (including, for the avoidance of doubt, if a Purchaser is a partnership, to any general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members, limited or general partners, shareholders or other equity holders of a Purchaser; (v) any Transfer by operation of law; or (vi) any Transfer pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors and made to all holders of the Company’s Common Stock, and (vii) Permitted Pledge Transactions.
Section 4.3Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares to redeem the Company’s existing Series A Convertible Preferred Stock, with the remainder of such proceeds after such redemption (if any) to be used for general corporate purposes. The Company shall use the proceeds from the sale of any Additional Shares to fund a portion of the consideration payable in connection with the Merger Transaction, with the remainder of such proceeds to be used for general corporate purposes.
Section 4.4Tax Matters. The Company and each Purchaser shall treat (i) the original issue discount as reducing the applicable Purchase Price of the Purchased Shares and the Additional Shares, as applicable; and (ii) the Purchased Shares and the Additional Shares as “common stock” for purposes of the Code (including Section 305 of the Code) for U.S. federal and applicable state and local income Tax purposes and shall take no positions or actions inconsistent with the foregoing unless otherwise required by a determination within the meaning of Section 1313(a) of the Code or similar provision of applicable state or local income Tax law.
Section 4.5NYSE Listing. To the extent it has not already done so, promptly following the execution of this Agreement, the Company shall apply to cause the Conversion Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.
Section 4.6TRS Election.
(a)The Company shall jointly file (or cause to be jointly filed) with KLIM an election on Internal Revenue Service Form 8875 (or any successor form) to treat the Company as a “taxable REIT subsidiary” of KLIM within the meaning of Section 856(l) of the Code, effective as of such date as KLIM may specify, promptly following KLIM request (the “TRS Election”). Once made, the TRS Election shall not be revoked without the prior written consent of KLIM. At KLIM’s request, the Company shall cooperate in jointly revoking the TRS Election.
(b)The Company shall use commercially reasonable efforts to provide any Tax information, certifications, and other documentation reasonably necessary for KLIM to comply with its Tax obligations in connection with its investment in the Company. Without limiting the foregoing, if the Company at any time directly or indirectly owns securities possessing more than 35% of the total voting power or value of the outstanding securities of any other entity classified as a corporation for U.S. federal income tax purposes (other than a real estate investment trust), the Company shall promptly notify KLIM and provide information necessary to permit KLIM to make any filing required under Section 856(l)(2) of the Code within the time period prescribed therefor.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS
Section 5.1Conditions of the Purchasers. The obligations of each Purchaser to consummate the transactions contemplated hereby to be consummated at the Closing (or the Second Closing, as applicable) are subject to the satisfaction, on or prior to the Closing Date (or the Second Closing Date, as applicable), of each of the following conditions precedent:
(a)Representations and Warranties. Each of the representations and warranties of the Company contained in ARTICLE II of this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date (or the Second Closing Date, as applicable) with the same effect as though such representations and warranties had been made on and as of the Closing Date (or the Second Closing Date, as applicable), except for representations and warranties that speak as of a specific date or time other than the Closing Date (or the Second Closing Date, as applicable) (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing (or the Second Closing, as applicable).
(c)Officer’s Certificate. On or prior to the Closing Date (or the Second Closing Date, as applicable), the Company shall deliver, or cause to be delivered, to the Purchasers a certificate, in form and substance reasonably satisfactory to the Purchasers, executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date (or the Second Closing Date, as applicable), certifying (i) as to the conditions set forth in Section 5.1(a) and Section 5.1(b) hereof, (ii) as to the matters set forth in Section 2.29 hereof, (iii) the resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement, each Investor Rights Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, including the issuance of the Purchased Shares and, if applicable, the Additional Shares, (iv) the current versions of the Certificate of Formation and Bylaws of the Company and (v) to the signatures and authority of persons signing this Agreement, each Investor Rights Agreement and the Registration Rights Agreement and related documents on behalf of the Company.
(d)Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Texas.
(e)Registration Rights Agreement. The Company shall have delivered to Purchasers its duly executed counterpart of the Registration Rights Agreement.
(f)Material Adverse Effect. Since August 6, 2026, there shall not have occurred a Material Adverse Effect.

(g)Legal Opinion. On or prior to the Closing Date (or the Second Closing Date, as applicable), the Company shall deliver, or cause to be delivered, to the Purchasers, a legal opinion from Foley & Lardner LLP, counsel to the Company, dated as of the Closing Date (or the Second Closing Date, as applicable), in form and substance reasonably satisfactory to the Purchasers.
(h)No Order or Decrees. No Governmental Entity shall have issued any order, decree or ruling, and no law shall be in effect, enjoining, restraining or otherwise prohibiting any of the transactions contemplated hereby.
(i)Fees and Expenses. The Company shall have paid all accrued and unpaid costs, fees and expenses of the Purchasers (including accounting, legal and other advisors fees), as contemplated in Section 6.5, for which an invoice has been received by the Company on or before the date that is one Business Day prior to the Closing Date or the Second Closing Date, as applicable (or shall be paid substantially concurrently with such closing by netting from the aggregate applicable Purchase Price in accordance with Section 6.14).
(j)Series A Convertible Preferred Stock Consent. The Company shall have delivered to the Purchasers evidence reasonably satisfactory to each Purchaser that the Company has obtained a written waiver or consent from the holders of the outstanding shares of Series A Convertible Preferred Stock constituting the holders of a majority of the then-outstanding shares of Series A Convertible Preferred Stock under the Certificate of Designations for the Series A Convertible Preferred Stock (the “Series A Certificate of Designations”), consenting to and waiving any restrictions, prohibitions, or consent requirements set forth in the Series A Certificate of Designations (including any protective provisions, voting rights, or similar provisions contained therein) that would otherwise prohibit, restrict, or require holder consent for (i) the authorization, creation, designation, or issuance of the Series B Convertible Preferred Stock (including the Purchased Shares and the Additional Shares), (ii) the filing of the Certificate of Designations with the Secretary of State of the State of Texas, and (iii) the ranking of the Series B Convertible Preferred Stock. Such consent shall be in form and substance reasonably satisfactory to each Purchaser and shall be irrevocable and unconditional.
(k)Redemption of Series A Convertible Preferred Stock. Immediately prior to or concurrently with the Closing, the Company shall have redeemed all shares of its Series A Convertible Preferred Stock and no shares of Series A Convertible Preferred Stock shall remain outstanding.
(l)Investor Rights Agreement. The Company shall have delivered to each Purchaser its duly executed counterpart of the applicable Investor Rights Agreement.
Section 5.2Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date (or the Second Closing Date, as applicable), of each of the following conditions precedent:

(a)Representations and Warranties; Performance. Each of the representations and warranties of the Purchasers contained in ARTICLE III of this Agreement shall be true and correct on and as of the Closing Date (or the Second Closing Date, as applicable) with the same effect as though such representations and warranties had been made on and as of the Closing Date (or the Second Closing Date, as applicable), except for representations and warranties that speak as of a specific date or time other than the Closing Date (or the Second Closing Date, as applicable) (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any Purchaser’s ability to consummate the transactions under this Agreement and the Registration Rights Agreement.
(b)Covenants. Each Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing (or the Second Closing, as applicable).
(c)Consideration for the Securities. The Purchasers shall have paid the applicable Purchase Price, subject to Section 1.4, of the Purchased Shares or the Additional Shares, as applicable, to be purchased by the Purchasers in full at the Closing (or the Second Closing, as applicable) by wire transfer of immediately available funds to an account designated in writing by the Company.
(d)Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Texas.
(e)Registration Rights Agreement. The Purchasers shall have delivered to the Company their duly executed counterparts of the Registration Rights Agreement.
(f)Investor Rights Agreement. Each Purchaser shall have delivered to the Company its duly executed counterpart of the applicable Investor Rights Agreement.
Section 5.3Conditions of the Purchasers with Respect to the Second Closing. In addition to the conditions set forth in Section 5.1, with respect to the Second Closing, the obligations of each Purchaser to consummate the transactions contemplated hereby to be consummated at the Second Closing are subject to the satisfaction or waiver (in its sole discretion), on or prior to the Second Closing Date, of each of the following conditions precedent:
(a)Merger Consummation. The Merger Transaction shall have been consummated, or shall be consummated substantially simultaneously or substantially concurrently with the Second Closing, substantially on the terms described in the Merger Agreement as in effect on August 6, 2026, without giving effect to any amendment, waiver, consent, or other modification thereof by the Company that is materially adverse to the interests of the Purchasers, without the prior written consent of each Purchaser; provided that the Purchasers shall be deemed to have consented to any such amendment, waiver, consent, or other modification unless any Purchaser shall object thereto in writing within three Business Days after receipt of notice of such proposed amendment, waiver, consent, or other modification.

(b)Consummation of Concurrent Transaction. The Land Bank Facility (as defined below) shall have been consummated prior to, or shall be consummated substantially simultaneously or substantially concurrently with, the closing of the Merger Transaction and the proceeds thereof, together with the proceeds from the issuance and sale of the Purchased Shares and the Additional Shares, shall be sufficient to finance the Merger. For purposes of this Section 5.3(b), “Land Bank Facility” means the land banking property facility described in the Land Bank Facility Commitment Letter, dated as of August 6, 2026, by and between the Company and KLIM.
ARTICLE VI

MISCELLANEOUS
Section 6.1Survival . Except in the case of intentional and actual fraud, the representations and warranties of the parties contained in ARTICLE II and ARTICLE III hereof shall not survive, and shall terminate automatically as of, the Closing (or the Second Closing, with respect to Purchasers participating therein), and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party or any of their respective Representatives. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.
Section 6.2Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
Section 6.3Governing Law.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.
(b)The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Texas sitting in Dallas County and to the jurisdiction of the United States District Court for the Northern District of Texas for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the State of Texas sitting in Dallas County or the United States District Court for the Northern District of Texas; and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c)Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 6.4Entire Agreement; No Third Party Beneficiary. This Agreement, the Certificate of Designations, the Investor Rights Agreements and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement (including, for the avoidance of doubt, that certain Preferred Equity Investment Commitment Letter, dated August 6, 2026, by and between the Company and KLIM). This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
Section 6.5Fees and Expenses. The Company shall pay all reasonable and documented fees, costs and expenses incurred by the Purchasers (including accounting, legal and other advisor fees) in connection with (x) the preparation, negotiation, execution and delivery of this Agreement, each Investor Rights Agreement, the Registration Rights Agreement, the Certificate of Designations and any other agreement, certificate or document contemplated hereby and thereby and due diligence of the Company, (y) such Purchaser’s purchase of the Purchased Shares, the Additional Shares and the consummation of the transactions contemplated thereby and (z) any and all amendments, consents, waivers or other documents or instruments relating thereto (whether or not such amendments, consents or waivers become effective) in connection with this Agreement and the transactions.
Section 6.6Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
If to the Company, to:
Dream Finders Homes, Inc.
14701 Philips Highway, Suite 300
Jacksonville, FL 32256
E-mail: [*****]
Attention: Robert E. Riva, Jr.
with a copy (which shall not constitute notice) to:
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602
E-mail: svazquez@foley.com
Attention: Steven W. Vazquez
If to the Purchasers, at the address set forth on the signature pages hereto.

Section 6.7Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto; provided, however, that any Purchaser may, without the prior written consent of the Company, assign all or any portion of its rights and obligations hereunder (including, without limitation, its obligation to purchase the Purchased Shares and the Additional Shares at the Closing and the Second Closing, respectively) to one or more Affiliates of such Purchaser that executes a joinder to this Agreement and provides the representations to the Company set forth in Article III as a Purchaser; provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder if such Affiliate assignee fails to perform such obligations. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
Section 6.8Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 6.9Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
Section 6.10Interpretation; Absence of Presumption.
(a)For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.
(b)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 6.11Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.
Section 6.12Specific Performance. The parties hereto agree that irreparable damage could occur and that a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 6.13Corporate Opportunities. Subject to the provisions of each Investor Rights Agreement, the Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that the Purchasers and their Affiliates and Representatives (the “Purchaser Group”): (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests; (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates or any other person with which any of the Company or its Affiliates has a business relationship; (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments; (iv) may develop or become aware of business opportunities for Other Investments; and (v) may or will, as a result of or arising from the matters referenced in this Section 6.13, the nature of the Purchaser Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest; (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Business Opportunity”)); (c) acknowledges and affirms that no member of Purchaser Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of Purchaser Group may pursue a Renounced Business Opportunity; and (d) waives any claim against the Purchaser Group and each member thereof. The Company agrees that in the event that the Purchaser Group or any member thereof acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Purchaser Group; and (y) the Company or its Subsidiaries, a member of the Purchaser Group shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries. To the fullest extent permitted by applicable law, the Company hereby waives any claim against the Purchaser Group and each member thereof that such member or the Purchaser Group is liable to the Company or its shareholders for breach of any fiduciary duty solely by reason of the fact that the Purchaser Group or such member of the Purchaser Group (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person; (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person; or (C) does not communicate information regarding such corporate opportunity to the Company. Notwithstanding anything to the contrary in the foregoing, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 6.13.

Section 6.14Net Funding. In order to simplify the cash movements in respect of the payment of the applicable Purchase Price, the original issue discount described in Section 1.4 and the reimbursement of fees and expenses incurred by each Purchaser pursuant to Section 6.5, the Company and each Purchaser hereby agree that the original issue discount described in Section 1.4 and the reimbursement of fees and expenses incurred by such Purchaser pursuant to Section 6.5 shall be deducted from such Purchaser’s portion of the applicable Purchase Price payable on the Closing Date or the Second Closing Date, as applicable. For the avoidance of doubt, any fees and expenses incurred by each Purchaser entitled to be reimbursed pursuant to Section 6.5, that is not deducted from such Purchaser’s portion of the applicable Purchase Price shall be payable by the Company by wire transfer of immediately available funds due upon receipt of an invoice documenting such fees and expenses of such Purchaser.
Section 6.15Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding anything to the contrary in this Agreement, each party’s obligation to receive the other party’s consent to such news release or public disclosure shall not apply to any filings or disclosures required by applicable law or the rules of any stock exchange on which a party’s securities are listed; provided, that the obligation set forth in this Section 6.15 for each party to cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement shall still apply. Except as required by law, the Company shall not disclose the name or holdings of the relevant Purchaser in any public manner (including in any press release, other public announcement or filing with the SEC or any stock exchange) without the prior written consent of such Purchaser.
ARTICLE VII

TERMINATION
Section 7.1Termination with Respect to the Closing. This Agreement may be terminated and the transactions contemplated hereby with respect to the Closing may be abandoned at any time prior to the Closing:
(a)by the mutual written consent of the Company and each Purchaser;
(b)by either the Company or any Purchaser, upon written notice to the other parties, if the Closing shall not have occurred on or before September 30, 2026 (the “First Closing Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the principal cause of, or has principally resulted in, the failure of the Closing to occur on or before the First Closing Outside Date; or
(c)by either the Company or any Purchaser, upon written notice to the other parties, if any Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any law, order, injunction, or decree that is then in effect and has the effect of making the transactions contemplated by this Agreement with respect to the Closing illegal or otherwise permanently restraining, enjoining, or prohibiting such transactions, and such law, order, injunction, or decree shall have become final and nonappealable.

Section 7.2Termination with Respect to the Second Closing. The obligations of the parties with respect to the Second Closing may be terminated and the transactions contemplated hereby with respect to the Second Closing may be abandoned at any time prior to the Second Closing:
(a) by the mutual written consent of the Company and each Purchaser;
(b)by either the Company or any Purchaser, upon written notice to the other parties, if the Second Closing shall not have occurred on or before the date that is five Business Days after the Outside Date (as defined in the Merger Agreement as in effect on August 6, 2026, and as it may be extended in accordance with the terms of the Merger Agreement as in effect on August 6, 2026, including any extensions pursuant to Section 7.1(b) thereof as set forth in the Merger Agreement as in effect on August 6, 2026);
(c)automatically, without any further action or notice and without further obligation to any party with respect to the Second Closing, upon the valid termination of the Merger Agreement in accordance with its terms without the consummation of the Merger Transaction having occurred;
(d)automatically, without any further action or notice and without further obligation to any party with respect to the Second Closing, if the closing of the Merger Transaction occurs without the issuance, purchase, and sale of the Additional Shares having occurred or being consummated substantially concurrently therewith; or
(e)by either the Company or any Purchaser participating in the Second Closing, upon written notice to the other parties, if any Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any law, order, injunction, or decree that is then in effect and has the effect of making the transactions contemplated by this Agreement with respect to the Second Closing illegal or otherwise permanently restraining, enjoining, or prohibiting such transactions, and such law, order, injunction, or decree shall have become final and nonappealable.
(The next page is the signature page)

The parties have caused this Subscription Agreement to be executed as of the date first written above.
DREAM FINDERS HOMES, INC.

By:     ____________________________________
Name: Patrick O. Zalupski
Title: President and Chief Executive Officer

Signature Page to Subscription Agreement

PURCHASERS

[ ]
By: ____________________________________

Name: [________]
Title: [________]
Address for Notice:
[ ]

with a copy (which shall not constitute notice) to:
[ ]

Signature Page to Subscription Agreement

EXHIBIT A
DEFINED TERMS
1. The following capitalized terms have the meanings indicated:
“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.
“Board of Directors” means the Company’s board of directors.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Bylaws” means the Bylaws of the Company, as adopted on June 8, 2026, as the same may be further amended, supplemented or restated.
“Certificate of Formation” means the Company’s Certificate of Formation, dated June 8, 2026, as the same may be further amended, supplemented or restated.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company IT Systems” means all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its Subsidiaries.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“Conversion Shares” means shares of Class A Common Stock issuable upon conversion of the Purchased Shares and, if applicable, the Additional Shares.
“Debt Facilities” means one or more debt facilities, commercial paper facilities or debt securities or other forms of debt financing, in each case, with banks, private credit lenders, institutional investors or other lenders or credit providers or an agent, representative or trustee providing for revolving credit loans, term loans, project loans, structured financing (including through the sale of assets to such lenders or to special purpose entities formed to borrow from such lenders against such assets), bankers acceptances, letters of credit or issuances of debt securities, including any related notes, guarantees, collateral documents, instruments, indentures, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced or refinanced in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of indebtedness incurred or available to be borrowed thereunder, extending the maturity of any indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks, private credit lenders or institutional investors), including one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Debt Facility.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, separation pay, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, contract or other arrangement that the Company, its Subsidiaries or any of its Affiliates maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which the Company, its Subsidiaries or any of its Affiliates has any liability.
“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, rule or regulation of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any entity, trade or business (whether or not incorporated) that is, or at any time would have been, treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.
“ERISA Documents” means all material “employee benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FLSA” means the Fair Labor Standards Act of 1938, as amended and any similar applicable state or local law.
“Fundamental Change” shall have the meaning given to such term in the Certificate of Designations.
“GAAP” means generally accepted accounting principles as in effect in the United States.
“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.
“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including petroleum and any fraction thereof, and any radioactive materials and waste.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investor Rights Agreement” means the form of Investor Rights Agreements by and between the Company and the applicable Purchaser party thereto, in the form attached to this Agreement as Exhibit G.
“KLIM” means Kennedy Lewis Investment Management, LLC and/or its Affiliates.
“Lien” means any lien (statutory or other), mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, the interest of a vendor or lessor under any conditional sale, capitalized lease, finance lease or other title retention agreement).

“Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (e) changes in any law, rule, regulation or GAAP; (f) any action taken or omitted to be taken by or at the written request or with the written consent of the Purchasers; (g) any announcement of this Agreement or the transactions contemplated hereby; (h) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (i) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that any of the matters described in clauses (a), (b), (c), (d) or (e) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 6, 2026, by and between the Company, Bulldogs Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company and Beazer Homes USA, Inc., a Delaware corporation (the “Target”).
“Merger Transaction” means the merger transaction contemplated by the Merger Agreement.
“Permitted Pledge Transactions” means (i) the creation, incurrence, assumption and sufferance of the existence of any Lien on any Restricted Securities, in each case to secure obligations of a Purchaser or an Affiliate of a Purchaser under a Debt Facility and (ii) any Transfers resulting from the foreclosure (including strict foreclosure), judicial sale, deed in lieu of foreclosure, acceptance of collateral in full or partial satisfaction of debt or other exercise of remedies in respect of, or other realization upon, any Lien described in clause (i) of this definition, or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings in respect thereof.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.
“Personal Information” means, in addition to all information defined or described by the Company and its Subsidiaries as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s or any of its Subsidiaries’ privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual; (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual; and (iii) any Internet Protocol address or other persistent identifier. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any product or service of the Company or any of its Subsidiaries, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Preferred Stock Issue Price” means an amount equal to $1,000.
“Privacy Law” means any law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such Law governing breach notification, any penalties and compliance with any order, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the Communications Decency Act, the CAN-SPAM Act, and all analogous laws as applicable to the Company and its Subsidiaries, as well as all applicable industry standards.
“Real Property” means the real property owned, leased or subleased by the Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.
“Registration Rights Agreement” means the Registration Rights Agreement between the Company and each Purchaser in the form attached to the Agreement as Exhibit C.

“Representatives” means a Person’s Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.
“Requirements of Environmental Law” means all requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.
“Restricted Securities” means the Purchased Shares, the Additional Shares or Conversion Shares required to bear the legend set forth in Section 4.1(a) under the applicable provisions of the Securities Act.
“SEC” means the Securities and Exchange Commission.
“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2025.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Plans” means the Dream Finders Homes, Inc. 2021 Equity Incentive Plan and the Dream Finders Homes 401(k) Plan.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.
“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
“TBOC” means the Business Organizations Code of the State of Texas (as amended from time to time).
“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, pledge, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings); or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, option, swap, contract or any other agreement or arrangement or any transaction that transfers (by operation of law or otherwise), in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock beneficially owned. The term “Transferred” shall have a correlative meaning.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, as well as any similar foreign, state or local law, regulation or ordinance.

2. The following terms are defined in the Sections of the Agreement indicated:
INDEX OF TERMS

Term	Section
Additional Shares	Section 1.3(a)
Agreement	Preamble
Anti-Bribery Laws	Section 2.19
Anti-Money Laundering Laws	Section 2.28
Certificate of Designations	Section 1.1
Class A Common Stock	Section 2.4(a)
Class B Common Stock	Section 2.4(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Purchase Price	Section 1.1
Common Stock	Section 2.4(a)
Company	Preamble
Disclosure Schedule	Article II
Disqualified Holders	Section 4.2(c)
Federal Reserve Board	Section 2.30
Financial Statements	Section 2.7
First Closing Outside Date	Section 7.1(b)
Insurance Policies	Section 2.26(a)
Land Bank Facility	Section 5.3(b)
Lock-Up Period	Section 4.2(a)
Other Investments	Section 6.13
Preferred Stock	Section 2.4(a)
Privacy Requirements	Section 2.23(a)
Purchase Price	Section 1.3(a)
Purchased Shares	Section 1.1
Purchaser	Preamble
Purchaser Group	Section 6.13
Renounced Business Opportunity	Section 6.13
Sanctioned Jurisdiction	Section 2.20(b)
Sanctioned Person	Section 2.20(b)
Sanctions	Section 2.20(b)
Sarbanes-Oxley Act	Section 2.24
SEC Documents	Section 2.7
Second Closing Purchase Price	Section 1.3(a)
SDNs	Section 2.20(b)
Second Closing	Section 1.3(b)
Second Closing Date	Section 1.3(b)
Series A Certificate of Designations	Section 5.1(j)
Series A Convertible Preferred Stock	Section 2.4(a)
Series B Convertible Preferred Stock	Preamble
TRS Election	Section 4.6(a)